Exhibit 99.1

Atheros Communications Announces Q1 2005 Results

Sunnyvale, Calif. – April 25, 2005 – Atheros Communications, Inc. (NASDAQ: ATHR), a leading developer of advanced wireless solutions, today announced financial results for the first quarter 2005, ended March 31, 2005.

Revenue in the first quarter was $41.2 million, compared with $41.7 million in the fourth quarter. Gross margins in the first quarter were 44.5 percent, unchanged from the fourth quarter.

In accordance with U.S. generally accepted accounting principles (GAAP), the company’s first quarter net income was $1.7 million, or earnings of $0.03 per diluted share on 53.8 million average shares outstanding. This compares with GAAP net income of $2.2 million, or $0.04 per diluted share on 53.5 million average shares outstanding in the fourth quarter of fiscal 2004.

Total cash and investments were $158.9 million at March 31, 2005, an increase of $4.4 million over the $154.5 million reported at Dec. 31, 2004.

Atheros reports net income and basic and diluted net income per share in accordance with GAAP and additionally on a non-GAAP basis. Non-GAAP net income, where applicable, excludes the effect of the amortization of stock-based compensation. In the first quarter of 2005, non-GAAP net income was $2.1 million, or $0.04 per diluted share, compared with non-GAAP net income of $2.8 million, or $0.05 per diluted share, in the fourth quarter of fiscal 2004.

“We remain focused on becoming the number one wireless LAN semiconductor solutions provider in the world for the retail, PC, consumer electronics and enterprise markets,” said Craig Barratt, president and CEO of Atheros. “In addition to investing in R&D for new high-growth WLAN markets, including mobile and other embedded applications, we continue to invest more than $3 million per quarter in R&D related to non-WLAN, strategic high growth markets. We expect to see return on this investment beginning later this year.”

“We are on track to begin volume shipments of our recently announced single-chip cellular solution mid-year, and expect it to contribute significantly to overall revenue in the second half of 2005. The AR1900, the world’s first single-chip cellular solution for the PHS (Personal Handyphone System) market, represents a sizeable incremental revenue opportunity for Atheros this year and beyond,” said Barratt.

Recent Technology Highlights

Atheros recently announced four new products:

•	The AR1900 implements a complete cellular transceiver, baseband, application processor, audio paths, power management, and keypad, display and USB interfaces.

•	The AR5005VL chipset is a new wireless MIMO solution that delivers industry-leading throughput and provides maximum compatibility for the millions of Wi-Fi products in the market.

•	The AR5006EX and AR5006EG are the world’s first complete single-chip IEEE 802.11a/g and 802.11g WLAN solutions with support for PCI ExpressTM. These chips integrate an entire WLAN solution — Media Access Controller (MAC), baseband processor, and a high-performance 2.4/5 GHz radio or 2.4 GHz radio — in a low-cost digital CMOS design.

•	JumpStart for WirelessTM software allows consumers and SOHO users to install, configure and secure a wireless network with just three mouse clicks.

Recent Customer Highlights

A number of industry-leading customers including Aruba Networks, Belkin, D-Link, Juniper Networks, KT (formerly Korea Telecom), Lenovo Group Limited (formerly Legend Computer) and Strix

Systems recently announced new products incorporating Atheros technology.

•	Aruba Networks’ Aruba 80 is a new multi-purpose, dual-band outdoor access point (AP) based on Atheros 802.11a/g wireless technology. It is ideally suited for extending enterprise wireless networks outdoors while providing high performance wireless bridging services.

•	Belkin’s new Wireless A+G product line is based on Atheros 802.11a/g technology, and includes routers, notebook network cards, desktop network cards and USB network adapters.

•	D-Link introduced its new D-Link Super G® with MIMO line of networking products based on Atheros 802.11g technology. These products incorporate beamforming and receive-combining MIMO technology to significantly boost the performance and range of a new wireless network while providing maximum compatibility and performance for the tens of millions of 802.11a/g and 802.11g clients that are in the market already.

•	Juniper Networks selected the company’s 802.11g wireless LAN chipset to provide support for its newly introduced, next-generation NetScreen-5GT Wireless firewall and virtual private network appliance.

•	KT, the largest telecommunication services provider in Korea, selected Atheros’ 802.11a/g technology for its 5GHz/2.4GHz dual-band WLAN products. These products will be branded with the company’s Super AG® logo.

•	Lenovo Group Limited, the largest PC vendor in China, integrated Atheros’ high-performance, single-chip 802.11g solution into new wireless-enabled laptops that will be sold in China and other markets.

•	Strix Systems, a leader in high-performance wireless mesh networking, is using Atheros’ 802.11a/g chipset technology in its Access/One Network OWS (Outdoor Wireless System). This high-capacity wireless system designed for outdoor deployments in municipal and metropolitan area networks uses multiple radios, multiple channels and multiple radio frequency (RF) technologies to build high performance mesh networks for wireless backhaul and client connectivity.

Conference Call

Atheros will broadcast its first quarter 2005 financial results conference call today, Monday, April 25, 2005, at 2:00 p.m. Pacific time (5:00 p.m. Eastern time).

To listen to the call, please dial (712) 271-3364 approximately 10 minutes prior to the start time. The pass code is Atheros. A taped replay will be available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (203) 369-1576.

The Atheros financial results conference call will be available via a live webcast on the investor relations section of the Atheros web site at http://www.atheros.com. Please access the web site approximately 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available at the web site for one year.

About Atheros Communications, Inc.

Atheros Communications is a leading developer of semiconductor system solutions for wireless communications products. Atheros combines its wireless systems expertise with high-performance radio frequency (RF), mixed signal and digital semiconductor design skills to provide highly integrated chipsets that are manufacturable on low-cost, standard complementary metal-oxide semiconductor (CMOS) processes. Atheros technology is being used by a broad base of leading customers, including personal computer and networking equipment manufacturers. For more information, please visit http://www.atheros.com or send email to info@atheros.com.

Except for the historical information contained in this press release, the matters set forth in this press release, including but not limited to the features, capabilities and performance of our products; the anticipated timing of volume shipments of our AR1900 cellular solution; the expected contribution of the AR1900 product to our revenue in the second half of 2005 and the revenue opportunity for Atheros in 2005 and beyond; our goal of becoming the leading wireless LAN semiconductor solutions provider; our expected levels of R&D spending and the anticipated return on our R&D investment; the planned introduction of new products with significant revenue growth potential throughout this year; the introduction of Atheros’ products in various customers’ products; and the branding of our customers’ products with our logos, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether we are successful in marketing and selling our AR1900 product; unforeseen defects in the AR1900 product upon volume production and broad deployment; whether our cellular customers are successful; whether PHS continues to grow and be a successful cellular technology; whether the stated customers continue to incorporate our chipsets in their products and continue to agree to brand their products with our logos; the effects of competition and pricing pressures; difficulties in development of new and enhanced products; the rate of growth of the wireless telecommunications markets; variability in quarterly operating results of Atheros and its customers; general economic conditions; and other risks detailed in Atheros’ Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the SEC, and in other reports filed with the SEC by Atheros from time to time. These forward-looking statements speak only as of the date hereof. Atheros disclaims any obligation to update these forward-looking statements.

Contact:

Jack Lazar	Deborah Stapleton
Chief Financial Officer	President
Atheros Communications, Inc.	Stapleton Communications Inc.
(408) 773-5200	(650) 470-0200

– Summary Financial Data Attached –

ATHEROS COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
Net revenue	$41,233	$43,099
Cost of goods sold	22,867	24,068

Gross profit	18,366	19,031

Operating expenses:
Research and development	10,764	9,725
Sales and marketing	4,008	3,501
General and administrative	2,149	2,230
Stock-based compensation	454	1,116

Total operating expenses	17,375	16,572

Income from operations	991	2,459
Interest income, net	972	153
Provision for income taxes	(294)	(233)

Net income	$1,669	$2,379

Basic earnings per share	$0.03	$0.08

Diluted earnings per share	$0.03	$0.05

Shares used in computing basic earnings per share	48,091	30,774

Shares used in computing diluted earnings per share	53,830	48,230

Non-GAAP net income (*)	$2,123	$3,495

Shares used in computing non-GAAP basic earnings per share (*)	48,091	30,774

Shares used in computing non-GAAP diluted earnings per share (*)	53,830	48,230

Non-GAAP basic earnings per share (*)	$0.04	$0.11

Non-GAAP diluted earnings per share (*)	$0.04	$0.07

	Reconciliation of GAAP Net Income to Non-GAAP Net Income Three Months Ended March 31,
	2005	2004
GAAP net income	$1,669	$2,379
Stock-based compensation	454	1,116

Non-GAAP net income	$2,123	$3,495

(*)	To supplement our condensed consolidated financial statements presented in accordance with GAAP, we have shown above a non-GAAP measure of net income, which is adjusted from results based on GAAP to exclude stock-based compensation. This non-GAAP measure is provided to enhance the user’s overall understanding of our historical financial performance. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding stock-based compensation expenses.

ATHEROS COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:

Cash, cash equivalents and marketable securities	$158,892	$154,485
Accounts receivable, net	28,007	29,750

Inventory	17,930	15,215

Prepaid expenses and other current assets	5,770	3,611

Total current assets	210,599	203,061

Property and equipment, net	2,761	2,757
Other assets	514	545

	$213,874	$206,363

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$37,574	$33,022

Long-term liabilities	423	301

Stockholders’ equity	175,877	173,040

	$213,874	$206,363

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